EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

SOLLENSYS

October 19, 2021

Sollensys Acquires Abstract Media to Protect Corporate Training from Cybercriminals

Integrating Next Generation Cybersecurity Built on Blockchain to Protect Business’ Most Important Assets: People and Training

[Palm Bay, Florida]. Sollensys Corp, the first major cybersecurity company built on blockchain technology, has acquired Abstract Media, LLC, a state-of-the-art AR/VR (augmented reality/virtual reality) company. This acquisition was made to further Sollensys’ mission to create a safe and immutable environment for corporate high tech training data or training experiences.

The acquisition accelerates Sollensys’ ability to integrate cybersecurity into one of corporate world’s most important assets, training for people, both employees and customers.

“The acquisition of Abstract Media fits into Sollensys’ strategy to put an end to cybercrimes by making it impossible for cybercriminals to hold hostage or corrupt a single usable piece of corporate training data or training collateral,” said Sollensys CEO, Don Beavers. “By purchasing Abstract Media, we believe we can achieve this vision safely, freely, and confidentially. Abstract Media’s team will continue with Sollensys following the transaction.”

Abstract Media is based in Magnolia, Texas, an up-and-coming entrepreneurial hub nestled just north of Houston.  Abstract Media has built proprietary training modules for large organizations such as Rolls Royce, Eaton Corporation, Schlumberger and Texas A&M University.

“Our goal has always been to marry creativity with emerging technology to solve what seem to be impossible business challenges,” said Abstract Media CEO, Brian Bogus. “Being a part of Sollensys allows us to confidentially safeguard our customers’ mission-critical training data that not only creates insights and efficiencies but competitive advantages for each of them. Until Sollensys, protecting digital video and training assets and mitigating ransomware on the blockchain was inconceivable.”

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About Sollensys

Sollensys Corp is a math, science, technology, and engineering solutions company offering products that ensure its clients' data integrity through collection, storage, and transmission. Our innovative flagship product is the Blockchain Archive Server, a turn-key, off-the-shelf, blockchain solution that works with virtually any hardware and software combinations currently used in commerce, without the need to replace or eliminate any part of the client's data security that is being utilized. The company recently introduced our second product offering-the Regional Service Center, which offers small businesses the same state of the art technology previously available only to large or very well-funded companies.

Headquartered in Palm Bay, Florida, the Company's primary product is the Blockchain Archive Server-a turn-key, off-the-shelf, blockchain solution that works with virtually any hardware and software combinations currently used in commerce, without the need to replace or eliminate any part of the client's data security that is being utilized.

The Blockchain Archive Server encrypts, fragments and distributes data across thousands of secure nodes every day, which makes it virtually impossible for hackers to compromise. Using blockchain technology, the Blockchain Archive Server maintains a redundant, secure and immutable backup of data. Redundant backups and the blockchain work together to assure not only the physical security of the database but also the integrity of the information held within.

Blockchain Archive Server protects client data from "ransomware"-malicious software that infects your computer and displays messages demanding a fee to be paid in order for your system to work again. Blockchain technology is a leading-edge tool for data security, providing an added layer of security against data loss due to all types of software specifically designed to disrupt, damage, or gain unauthorized access to a computer system (i.e., malware).

Uniquely, the Blockchain Archive Server is a turn-key solution that can stand alone or seamlessly integrate into an existing data infrastructure to quickly recover from a cyber-attack. The Blockchain Archive Server is a server that comes pre-loaded with the blockchain-powered cybersecurity software, which can be delivered, installed and integrated into a client's computer systems with ease.

FORWARD-LOOKING STATEMENTS: This release contains "forward-looking statements." These forward-looking statements are intended to provide management's current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "would," "could," "will" and other words of similar meaning in connection with a discussion of future operating or financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause Sollensys’ actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others such as, but not limited to economic conditions, changes in the laws or regulations, demand for Sollensys’ products and services, the effects of competition and other factors that could cause actual results to differ materially from those projected or represented in the forward-looking statements. Any forward-looking information provided in this release should be considered with these factors in mind. We assume no obligation to update any forward-looking statements contained in this press release.

Media Contact:

Julie Rieger

CMO

julie@sollensys.com

415-420-1100

Sollensys.com

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